Exhibit 99.1

News Release

Nucor Reports Record Annual Earnings for 2022

•	Nucor reports safest and most profitable year in Company history, eclipsing prior records set in 2021

•	Fourth quarter and full year 2022 earnings per diluted share of $4.89 and $28.79, respectively

•	Returned $3.3 billion of capital to stockholders through dividends and share repurchases

•	Announced increased dividend for 50th consecutive year since initial NYSE listing in 1972

CHARLOTTE, N.C. – January 26, 2023 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings of $1.26 billion, or $4.89 per diluted share, for the fourth quarter of 2022. By comparison, Nucor reported consolidated net earnings of $1.69 billion, or $6.50 per diluted share, for the third quarter of 2022 and $2.25 billion, or $7.97 per diluted share, for the fourth quarter of 2021.

For the full year 2022, Nucor reported record consolidated net earnings of $7.61 billion, or $28.79 per diluted share, surpassing the previous record of consolidated net earnings of $6.83 billion, or $23.16 per diluted share, in 2021.

Included in the fourth quarter of 2022 results was an after-tax net benefit of $60.4 million, or $0.24 per diluted share, related to state tax credits and an after-tax net benefit of $88.0 million, or $0.34 per diluted share, related to a change in the valuation allowance of a state deferred tax asset. Also included in the fourth quarter of 2022 results was a pre-tax $96.0 million, or $0.29 per diluted share, write-off of the remaining carrying value of the Company’s leasehold interest in unproved oil and gas properties that is included in the raw materials segment. Of these three items, only the state tax credits were known at the time and considered as part of our quantitative guidance in mid-December 2022.

“I am proud to report that 2022 was both the safest and most profitable year in Nucor history. This is the fourth consecutive year the Nucor team has exhibited record-breaking safety performance, as we strive to become the world’s safest steel company,” said Leon Topalian, Nucor’s Chair, President, and Chief Executive Officer.

“In terms of profitability for the year, Nucor generated consolidated net earnings of $7.61 billion, or $28.79 per diluted share, which exceeds our previous record of $23.16 per diluted share, set in 2021, by 24%. These records are a testament of the world class performance of the 31,000 Nucor teammates that live our culture every single day. Looking ahead to 2023, while we recognize there is uncertainty about the near-term U.S. economic outlook, we’re starting to see a number of demand drivers gathering momentum, including the reshoring of manufacturing, large infrastructure investments and grid modernization. We believe Nucor’s steel and steel products with lower greenhouse gas intensity will be essential building blocks to our nation’s clean energy future, security, and productivity for years to come.”

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the fourth quarter and full year 2022 and 2021 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Steel mills	$516,655	$3,128,700	$7,199,087	$9,735,020
Steel products	1,081,461	451,713	4,093,105	1,291,450
Raw materials	(141,817)	44,708	496,823	549,956
Corporate/eliminations	77,106	(617,364)	(1,544,171)	(2,375,568)

	$1,533,405	$3,007,757	$10,244,844	$9,200,858

Financial Review

Nucor’s consolidated net sales decreased 17% to $8.72 billion in the fourth quarter of 2022 compared with $10.50 billion in the third quarter of 2022 and decreased 16% compared with $10.36 billion in the fourth quarter of 2021. Average sales price per ton in the fourth quarter of 2022 decreased 7% compared with the third quarter of 2022 and decreased 6% compared with the fourth quarter of 2021. Approximately 5,738,000 tons were shipped to outside customers in the fourth quarter of 2022, an 11% decrease from both the third quarter of 2022 and the fourth quarter of 2021. Total steel mill shipments in the fourth quarter of 2022 decreased 13% as compared to both the third quarter of 2022 and the fourth quarter of 2021. Steel mill shipments to internal customers represented 20% of total steel mill shipments in the fourth quarter of 2022, a decrease compared to 22% in both the third quarter of 2022 and the fourth quarter of 2021. Downstream steel product shipments to outside customers in the fourth quarter of 2022 decreased 9% from the third quarter of 2022 and increased 2% compared to the fourth quarter of 2021.

For the full year 2022, Nucor’s consolidated net sales of $41.51 billion increased 14% compared with consolidated net sales of $36.48 billion reported in the full year 2021. Total tons shipped to outside customers in 2022 were approximately 25,524,000 tons, a decrease of 10% from 2021, while the average sales price per ton in 2022 increased 26% from 2021.

The average scrap and scrap substitute cost per gross ton used in the fourth quarter of 2022 was $427, a 15% decrease compared to $502 in the third quarter of 2022 and a 16% decrease compared to $508 in the fourth quarter of 2021. The average scrap and scrap substitute cost per gross ton used in the full year 2022 was $492, a 5% increase compared to $469 in the full year 2021.

Pre-tax pre-operating and start-up costs related to the Company’s growth projects were approximately $73 million, or $0.22 per diluted share, in the fourth quarter of 2022, compared with approximately $52 million, or $0.15 per diluted share, in the third quarter of 2022 and approximately $54 million, or $0.15 per diluted share, in the fourth quarter of 2021.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

In the full year 2022, pre-tax pre-operating and start-up costs related to the Company’s growth projects were approximately $247 million, or $0.71 per diluted share, compared with approximately $130 million, or $0.34 per diluted share, in the full year 2021.

Overall operating rates at the Company’s steel mills decreased to 70% in the fourth quarter of 2022 as compared to 77% in the third quarter of 2022 and 89% in the fourth quarter of 2021. Operating rates for the full year 2022 decreased to 77% as compared to 94% for the full year 2021.

Financial Strength

At the end of the fourth quarter of 2022, Nucor had $4.94 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector with unchanged long-term senior unsecured ratings from Moody’s (Baa1) and Standard & Poor’s (A-). On January 24, 2023, Fitch Ratings initiated coverage of Nucor and established new long-term and short-term credit ratings of A- and F1, respectively. Nucor’s credit rating outlook from all three rating agencies is stable.

Commitment to Returning Capital to Stockholders

On December 14, 2022, Nucor’s Board of Directors declared a cash dividend of $0.51 per share. This cash dividend is payable on February 10, 2023 to stockholders of record as of December 30, 2022 and is Nucor’s 199th consecutive quarterly cash dividend. Nucor has increased its regular, or base, dividend for 50 consecutive years – every year since it first began paying dividends in 1973.

During the fourth quarter of 2022, Nucor repurchased approximately 3.1 million shares of its common stock at an average price of $130.30 per share (approximately 20.6 million shares in the full year 2022 at an average price of $134.29 per share). As of December 31, 2022, Nucor had approximately 253.0 million shares outstanding and approximately $1.10 billion remaining available for repurchases under its share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

For the full year 2022, Nucor returned approximately $3.3 billion to stockholders in the form of share repurchases and dividend payments, consistent with the Company’s capital allocation strategy of returning at least 40% of earnings to stockholders.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

Fourth Quarter of 2022 Analysis

Steel mills segment earnings in the fourth quarter of 2022 decreased compared to the third quarter of 2022 due to lower average selling prices, margin compression, and lower volumes, with the largest decrease in profitability at our sheet mills. The modest decrease in the steel products segment earnings in the fourth quarter of 2022 as compared to the third quarter of 2022 was due to lower volumes and selling prices. Raw materials segment earnings decreased significantly in the fourth quarter of 2022 as compared to the third quarter of 2022 primarily due to decreased profitability at our direct reduced iron, or DRI, facilities, both of which experienced planned outages during the fourth quarter, decreased selling prices for raw materials, and the previously mentioned write-off of the leasehold interest in unproved oil and gas properties.

First Quarter of 2023 Outlook

The profitability of the steel mills segment is expected to increase in the first quarter of 2023 as compared to the fourth quarter of 2022 due to higher margins and volumes, with the largest improvement expected to occur at our sheet mills.

Within the steel products segment, we expect continued strong profitability in the first quarter of 2023, with some decrease expected from the fourth quarter of 2022 due to seasonally slower construction activity and some reductions in realized pricing. Overall, we expect first quarter 2023 steel products segment earnings to be higher than the first quarter of 2022.

In the raw materials segment, excluding the impact of the impairment charge recorded in the fourth quarter of 2022, we expect increased profitability compared to the fourth quarter of 2022 due to higher volumes at our DRI facilities and scrap recycling and brokerage operations.

On a combined basis, the operating income during the first quarter of 2023 from our three business segments is expected to exceed that of the fourth quarter of 2022. However, we expect consolidated net earnings to decrease compared to the fourth quarter of 2022 due to intercompany eliminations in the first quarter of 2023 and the absence of state tax benefits that were recorded in the fourth quarter of 2022.

Earnings Conference Call

An earnings call is scheduled for January 26, 2023 at 2 pm Eastern Time to review Nucor’s fourth-quarter and full year 2022 financial results and business update. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website A recording and transcript of the call will be posted to the same site within one day of the live event.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of the COVID-19 pandemic, any variants of the virus, and

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

any other similar pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2021. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Twelve Months (52 Weeks) Ended
	Dec. 31, 2022	Dec. 31, 2021	Percent Change	Dec. 31, 2022	Dec. 31, 2021	Percent Change
Steel mills total shipments:
Sheet	2,314	2,502	-8%	10,310	11,131	-7%
Bars	1,907	2,177	-12%	8,635	9,269	-7%
Structural	445	607	-27%	2,292	2,649	-13%
Plate	375	489	-23%	1,626	2,289	-29%
Other	69	94	-27%	378	352	7%

	5,110	5,869	-13%	23,241	25,690	-10%

Sales tons to outside customers:
Steel mills	4,067	4,606	-12%	18,200	20,296	-10%
Joist	174	173	1%	671	702	-4%
Deck	127	132	-4%	515	536	-4%
Cold finished	99	112	-12%	467	495	-6%
Rebar fabrication products	302	289	4%	1,282	1,232	4%
Piling	94	103	-9%	443	554	-20%
Tubular products	215	222	-3%	950	1,013	-6%
Other steel products	167	122	37%	687	447	54%
Raw materials	493	658	-25%	2,309	2,972	-22%

	5,738	6,417	-11%	25,524	28,247	-10%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Net sales	$8,723,956	$10,364,412	$41,512,467	$36,483,939

Costs, expenses and other:
Cost of products sold	6,626,469	6,841,211	29,009,187	25,458,525
Marketing, administrative and other expenses	422,823	502,070	1,997,178	1,706,609
Equity in (earnings) losses of unconsolidated affiliates	12,532	(37,962)	(10,714)	(103,068)
Losses and impairments of assets	101,756	11,191	101,756	62,161
Interest expense, net	26,971	40,145	170,216	158,854

	7,190,551	7,356,655	31,267,623	27,283,081

Earnings before income taxes and noncontrolling interests	1,533,405	3,007,757	10,244,844	9,200,858
Provision for income taxes	207,160	667,625	2,165,204	2,078,488

Net earnings	1,326,245	2,340,132	8,079,640	7,122,370
Earnings attributable to noncontrolling interests	70,512	89,714	472,303	294,909

Net earnings attributable to Nucor stockholders	$1,255,733	$2,250,418	$7,607,337	$6,827,461

Net earnings per share:
Basic	$4.90	$7.99	$28.88	$23.23
Diluted	$4.89	$7.97	$28.79	$23.16
Average shares outstanding:
Basic	255,402	280,451	262,348	292,491
Diluted	255,838	281,046	263,176	293,390

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec. 31, 2022	Dec. 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$4,280,852	$2,364,858
Short-term investments	576,946	253,005
Accounts receivable, net	3,591,030	3,853,972
Inventories, net	5,453,531	6,011,182
Other current assets	789,325	316,540

Total current assets	14,691,684	12,799,557
Property, plant and equipment, net	9,616,920	8,114,818
Restricted cash and cash equivalents	80,368	143,800
Goodwill	3,920,060	2,827,344
Other intangible assets, net	3,322,265	1,103,759
Other assets	847,913	833,794

Total assets	$32,479,210	$25,823,072

LIABILITIES
Current liabilities:
Short-term debt	$49,081	$107,723
Current portion of long-term debt and finance lease obligations	28,582	615,678
Accounts payable	1,649,523	1,974,041
Salaries, wages and related accruals	1,654,210	1,495,166
Accrued expenses and other current liabilities	948,348	964,805

Total current liabilities	4,329,744	5,157,413
Long-term debt and finance lease obligations due after one year	6,613,687	4,961,410
Deferred credits and other liabilities	1,965,873	1,100,455

Total liabilities	12,909,304	11,219,278

EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,143,520	2,140,608
Retained earnings	24,754,873	17,674,100
Accumulated other comprehensive loss, net of income taxes	(137,517)	(115,282)
Treasury stock	(8,498,243)	(5,835,098)

Total Nucor stockholders’ equity	18,414,694	14,016,389
Noncontrolling interests	1,155,212	587,405

Total equity	19,569,906	14,603,794

Total liabilities and equity	$32,479,210	$25,823,072

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Annual Earnings for 2022 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Twelve Months (52 Weeks) Ended
	Dec. 31, 2022	Dec. 31, 2021
Operating activities:
Net earnings	$8,079,640	$7,122,370
Adjustments:
Depreciation	826,692	735,406
Amortization	234,942	129,157
Stock-based compensation	136,834	135,775
Deferred income taxes	(46,849)	11,665
Distributions from affiliates	57,071	200
Equity in earnings of unconsolidated affiliates	(10,714)	(103,068)
Losses and impairments of assets	101,756	62,161
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	501,225	(1,392,084)
Inventories	962,424	(2,307,336)
Accounts payable	(496,234)	383,428
Federal income taxes	(337,359)	313,679
Salaries, wages and related accruals	155,005	997,034
Other operating activities	(92,379)	142,389

Cash provided by operating activities	10,072,054	6,230,776

Investing activities:
Capital expenditures	(1,947,897)	(1,621,989)
Investment in and advances to affiliates	(258)	(237)
Sale of business	99,681	—
Disposition of plant and equipment	32,277	19,401
Acquisitions (net of cash acquired)	(3,553,191)	(1,426,424)
Purchase of investments	(913,898)	(493,889)
Proceeds from the sale of investments	590,173	648,887
Other investing activities	(9,596)	399

Cash used in investing activities	(5,702,709)	(2,873,852)

Financing activities:
Net change in short-term debt	(58,642)	49,817
Proceeds from issuance of long-term debt, net of discount	2,091,934	196,990
Repayment of long-term debt	(1,111,000)	—
Bond issuance related costs	(13,138)	—
Proceeds from exercise of stock options	22,852	145,255
Payment of tax withholdings on certain stock-based compensation	(64,079)	(73,260)
Distributions to noncontrolling interests	(332,293)	(150,700)
Cash dividends	(533,589)	(483,469)
Acquisition of treasury stock	(2,762,568)	(3,276,088)
Proceeds from government incentives	275,000	—
Other financing activities	(25,340)	(11,424)

Cash used in financing activities	(2,510,863)	(3,602,879)

Effect of exchange rate changes on cash	(5,920)	(316)

Increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	1,852,562	(246,271)
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	2,508,658	2,754,929

Cash and cash equivalents and restricted cash and cash equivalents - end of year	$4,361,220	$2,508,658

Non-cash investing activity:
Change in accrued plant and equipment purchases	$4,568	$78,375

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com